CONTACT:
Investor Relations & Corporate Communications, (602) 808-3854

           MEDICIS ANNOUNCES SUCCESSFUL COMPLETION OF EXCHANGE OFFER

SCOTTSDALE, Arizona-August 18, 2003-Medicis (NYSE: MRX) announced today that $230.8 million of its $400 million 2.5% Contingent Convertible Senior Notes due 2032, or Old Notes, were exchanged for $283.9 million of its new 1.5% Contingent Convertible Senior Notes due 2033, or New Notes, as reported to the Company by the Exchange Agent and subject to closing on August 19, 2003. The exchanged Old Notes will then be cancelled.

As a result of the exchange, the outstanding principal amount of the Old Notes and the New Notes at the closing of the exchange offer will be $169.2 million and $283.9 million, respectively. Both the New Notes and the Old Notes will be reported in aggregate on the Company's condensed consolidated balance sheets. The Company will write off in the current quarter a pro rata portion of the remaining balance of the deferred financing fees associated with the Old Notes, resulting in a current quarter charge of approximately $5.6 million to interest expense. The portion of the Old Notes fees not written off in the current quarter, or $4.1 million, will continue to be amortized over the remaining put period of the Old Notes, or approximately four more years. Fees associated with the New Notes will be amortized over the five year put period of the New Notes.

The approximately $53.1 million premium associated with the exchanged Old Notes will be expensed as an early extinguishment of debt in the current quarter's operating expenses on a pre-tax basis. Additionally, the Company's interest expense and corresponding interest payment will decrease by approximately $1.5 million per year.

A summary of the quarterly incremental impact on the Company's income statement due to the exchange offer is as follows:











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                                 (in millions)

                                  Q1        Q2        Q3        Q4      FYE '04
                               --------  --------  --------  --------   --------

Early extinguishment of debt   $ (53.1)     N/A       N/A       N/A     $ (53.1)
Write-off of Old Notes fees       (5.6)     N/A       N/A       N/A        (5.6)
Reduction in amortization of
   Old Notes fees written off      0.2      0.4       0.4       0.4         1.4
Amortization of New Notes
   fees                           (0.2)    (0.3)     (0.3)     (0.3)       (1.1)

Interest savings                   0.2      0.4       0.4       0.4         1.4
                               --------  --------  --------  --------   --------

Pretax impact                  $ (58.5)  $  0.5     $ 0.5     $ 0.5     $ (57.0)

Taxes                             21.1     (0.2)     (0.2)     (0.2)      (20.5)
                               --------  --------  --------  --------   --------

Net income impact              $ (37.4)  $  0.3     $ 0.3     $ 0.3     $ (36.5)


Absent special charges associated with the early extinguishment of debt and write-off of the Old Notes fees, in the first quarter of fiscal '04, the Company's EPS guidance is as follows:

                                  Q1        Q2        Q3        Q4      FYE '04
                               --------  --------  --------  --------   --------

Previous guidance              $  0.35   $  0.50    $ 0.65    $ 0.75     $ 2.25
Current guidance               $  0.35   $  0.51    $ 0.66    $ 0.76     $ 2.28


Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions. Medicis has leading prescription products in a number of therapeutic categories, including acne, asthma, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's  products include the prescription  brands  DYNACIN(R)(minocycline
HCl), LOPROX(R)(ciclopirox), LUSTRA(R)(hydroquinone), LUSTRA-AF(R)(hydroquinone) with sunscreen, ALUSTRA(R)(hydroquinone) with retinol, OMNICEF(R) (cefdinir), ORAPRED(R) (prednisolone sodium phosphate), PLEXION(R) Cleanser (sodium sulfacetamide/sulfur), PLEXION TS(R)(sodium sulfacetamide/sulfur), PLEXION SCT(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on

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certain  assumptions  made by Medicis based on its  experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, or any future competitive product approvals that may affect its brands. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur, that such results will be achieved, that Medicis will continue to have the ability to pay any dividend, or that tax rates on cash dividends will not change. Also, there are a number of important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply of DYNACIN(R) Tablets, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2002. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this
release,   and  Medicis  disclaims  any  intent  or  obligation  to  update  any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other marks (or brands) and names are the property of Medicis or its Affiliates.

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